Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Media Information Contact:	Investor Relations Contacts:
Kim Doran	Chuck Coppa, CFO
Quixote Group	American Power Group Corporation
336-413-1872	781-224-2411
kdoran@quixotegroup.com	ccoppa@americanpowergroupinc.com

Mike Porter
Porter, LeVay, & Rose, Inc.
212-564-4700
mike@plrinvest.com

American Power Group Corporation Reports First Quarter Results
Quarterly Revenue Increases 111 Percent; Gross Profit Triples; Positive EBITDA Quarter

Lynnfield, MA - February 13, 2014 - American Power Group Corporation (OTCQB: APGI) today announced results for the three months ending December 31, 2013. Several areas of notable progress are as follows:
Financial Highlights:

•	Q1 quarterly revenue of $1.84 million which increased 111 percent over the prior year quarter.

•
Q1 oil and gas conversion revenue was almost 4 times the same quarter last year with strong Canadian demand accounting for a majority of the increase. Over 280 units in the field as of December 31st with several customers running over 50 dual fuel engines each.

•
Q1 North American vehicular shipments of 51 units was over half of all North American shipments during fiscal 2013. Over 350 vehicular conversion kits sold since 2011 with a majority sold in North America.

•	Q1 gross profit margin was 49 percent or $902,000 as compared to 34 percent or $301,000 last year.

•	Q1 net loss decreased 74 percent to $164,000 as compared to $639,000 last year. We were EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization) positive for Q1 2014.
Lyle Jensen, American Power Group Corporation’s Chief Executive Officer, stated “Q1 stationary oil and gas conversion revenue of $1.3 million was almost 4 times higher than the same period a year ago, and approximately half of the stationary revenue growth during the quarter was generated from our new Canadian market. At the recent World LNG Fuels 2014 Conference in Houston, several leaders in the oil and gas exploration area were projecting a steady growth in the use of dual fuel natural gas systems in North America - potentially reaching 50% penetration by 2020 which would equate to 3,000 to 4,000 engines. This industry projection would create an APG addressable market just for drilling and fracturing of $100 million to $150 million so our best days are clearly ahead of us.”
Mr. Jensen added, “The North American Class 8 heavy-duty vehicular market is our largest addressed market for natural gas conversions with over 3.5 million vehicles on the road today. North American vehicular conversion revenue for Q1 was a record quarter at $520,000. Early-adopter vehicular evaluations from fiscal 2013 are beginning to generate follow-on production orders. We have approximately 10 customers who have ordered an additional 5 to 14 systems during the past several months.”
“In addition to APG’s conversion of existing fleets, our glider product provides us with a clear path to put APG’s dual fuel system on new 2014 Freightliner Columbia or Coronado cabs and a rebuilt engine. The current glider industry produces approximately 3,000+ diesel gliders per year. With the benefits of adding APG’s dual fuel solution to a glider, several of the larger glider players believe they can double their glider volumes over the next several years. During fiscal 2014, we expect to sell several hundred glider conversions with the potential for that number to grow very quickly as customers continue to validate the significant cost savings associated with APG’s dual fuel glider conversion.”

Mr. Jensen concluded, “Our WheelTime Dealer Network relationship continues to develop with strong early adopter representation in over 30 states. In the last 90 days, WheelTime has presented APG’s technology to 106 new prospective customers. Seventy-
five percent of those visits created early-adopter quotations for one or two evaluation vehicles. WheelTime is now working to turn those quotes into orders which should eventually lead into follow-on conversions.”

American Power Group Corporation Press Release	Page 2
February 13, 2014
Conference Call
Please join us today at 10:30 AM Eastern when we will discuss the results for the three months ended December 31, 2013. To participate, please call 1-888-505-4375 and ask for the American Power Group call using pass code 6955236. A replay of the conference call can be accessed until March 13, 2014 by calling 1-888-203-1112 and entering pass code 6955236.

Three Months ended December 31, 2013 Compared to the Three Months ended December 31, 2012
Net sales for the three months ended December 31, 2013 increased $968,000 or 111 percent to $1,843,000 as compared to net sales of $875,000 for the three months ended December 31, 2012. Gross profit for the three months ended December 31, 2013 was $902,000 or 49 percent of net sales as compared to a gross profit of $301,000 or 34 percent of net sales for the three months ended December 31, 2012. The gross profit for the three months ended December 31, 2013 benefited from higher oil and gas conversion revenue and relative lower overhead costs. Selling, general and administrative expenses for the three months ended December 31, 2013 increased $109,000 or 12 percent to $992,000 as compared to $883,000 for the three months ended December 31, 2012 primarily due to increased sales and marketing costs and an increase in employees.
During the three months ended December 31, 2013, net interest and financing expense was $35,000 as compared to $28,000 during the three months ended December 31, 2012.
As a result of the foregoing, our net loss for the three months ended December 31, 2013 decreased $475,000 or 74 percent to $164,000 or ($0.00) per basic share as compared to a net loss of $639,000 or ($0.01) per basic share for the three months ended December 31, 2012. The calculation of net loss per share available for Common shareholders of ($0.01) for the three months ended December 31, 2013 reflects the inclusion of a quarterly dividend of $245,000 paid on our 10% Convertible Preferred Stock. The calculation of net loss per share available for Common shareholders of ($0.02) for the three months ended December 31, 2012 reflects the inclusion of a quarterly dividend of $213,000 paid on our 10% Convertible Preferred Stock.

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,
	2013	2012

Net sales	$1,843,000	$875,000
Cost of sales	941,000	574,000
Gross profit (loss)	902,000	301,000
Selling, general and administrative	992,000	883,000
Operating loss from continuing operations	(90,000)	(582,000)
Non-operating (expense) income:
Interest and financing costs, net	(35,000)	(28,000)
Other, net	(39,000)	(29,000)
Other expense, net	(74,000)	(57,000)
Net loss	(164,000)	(639,000)
10% Convertible Preferred stock dividend	(245,000)	(213,000)
Net loss available to common stockholders	$(409,000)	$(852,000)
Net loss from continuing operations per share - basic and diluted	$(0.00)	$(0.01)
Net loss per Common share - 10% Preferred Stock dividend	(0.01)	(0.01)
Net loss attributable to Common stockholders per share - basic and diluted	$(0.01)	$(0.02)

Weighted average shares outstanding - basic and diluted	48,395,000	45,610,000

American Power Group Corporation Press Release	Page 3
February 13, 2014

Condensed Consolidated Balance Sheet Data

	December 31, 2013	September 30, 2013
Assets
Current assets	$4,150,000	$4,771,000
Property, plant and equipment, net	952,000	930,000
Other assets	4,723,000	4,696,000
	$9,825,000	$10,397,000
Liabilities and Stockholders' Equity (Deficit)
Current liabilities	$2,260,000	$2,658,000
Notes payable and related party notes payable, net of current portion	1,595,000	1,490,000
Obligations due under lease settlement, non-current	505,000	505,000
Stockholders' equity	5,465,000	5,744,000
	$9,825,000	$10,397,000

About American Power Group Corporation
American Power Group’s alternative energy subsidiary, American Power Group, Inc., provides a cost-effective patented Turbocharged Natural Gas™ conversion technology for vehicular, stationary and off-road mobile diesel engines. American Power Group's dual fuel technology is a unique non-invasive energy enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility to run on: (1) diesel fuel and liquefied natural gas; (2) diesel fuel and compressed natural gas; (3) diesel fuel and pipeline or well-head gas; and (4) diesel fuel and bio-methane, with the flexibility to return to 100% diesel fuel operation at any time. The proprietary technology seamlessly displaces up to 75% of the normal diesel fuel consumption with the average displacement ranging from 40% to 65%. The energized fuel balance is maintained with a proprietary read-only electronic controller system ensuring the engines operate at original equipment manufacturers’ specified temperatures and pressures. Installation on a wide variety of engine models and end-market applications require no engine modifications unlike the more expensive invasive fuel-injected systems in the market. See additional information at: www.americanpowergroupinc.com.

Caution Regarding Forward-Looking Statements and Opinions
With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements and opinions, including, but not limited to, statements relating to new markets, development and introduction of new products, and financial and operating projections. These forward-looking statements and opinions are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements and opinions. These risk factors include, but are not limited to, the fact that our dual fuel conversion business has lost money in the last five consecutive fiscal years, the risk that we may require additional financing to grow our business, the fact that we rely on third parties to manufacture, distribute and install our products, we may encounter difficulties or delays in developing or introducing new products and keeping them on the market, we may encounter lack of product demand and market acceptance for current and future products, we may encounter adverse events economic conditions, we operate in a competitive market and may experience pricing and other competitive pressures, we are dependent on governmental regulations with respect to emissions, including whether EPA approval will be obtained for future products and additional applications, the risk that we may not be able to protect our intellectual property rights, factors affecting the Company's future income and resulting ability to utilize its NOLs, the fact that our stock is thinly traded and our stock price may be volatile, the fact that we have preferred stock outstanding with substantial preferences over our common stock, the fact that the conversion of the preferred stock and the exercise of stock options and warrants will cause dilution to our shareholders, the fact that we incur substantial costs to operate as a public reporting company and other factors that are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended September 30, 2013 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements and opinions, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.